Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of December 26, 2018, by and among CF Finance Holdings LLC, Cantor Fitzgerald, L.P., CF Group Management, Inc. and Howard W. Lutnick (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of shares of Class A common stock, $0.0001 par value, of CF Finance Acquisition Corp., as of December 17, 2018, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: December 26, 2018	CF FINANCE HOLDINGS LLC

	By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

Date: December 26, 2018	CANTOR FITZGERALD, L.P.

	By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

Date: December 26, 2018	CF GROUP MANAGEMENT, INC.

	By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

Date: December 26, 2018		/s/ Howard W. Lutnick
Howard W. Lutnick